EXHIBIT 99.1

PRESS RELEASE

May 10, 2010

Nile Therapeutics Announces Exercise of Over-Allotment Option for Recent Public Offering

SAN MATEO, CA, May 10, 2010 — Nile Therapeutics, Inc. (NASDAQ: NLTX), a company focused on the development of novel therapeutics for heart failure patients, today announced that the underwriters of its recently completed public offering of units consisting of common stock and warrants have fully exercised their option to purchase an additional 975,000 units to cover over-allotments. The additional units consisted of an aggregate of 975,000 shares of common stock and warrants to purchase an aggregate of 292,500 shares of common stock. Each warrant has a term of five years and represents the right to purchase one share of common stock at an exercise price of $0.94 per share. The additional units separated immediately and the common stock and warrants were issued separately. The warrants trade on the Nasdaq Capital Market under the symbol “NLTXW”. The sale of the additional units closed on May 10, 2010.

Maxim Group LLC acted as the sole book-running manager for this offering, with Ladenburg Thalmann & Co. Ltd. as co-manager. Including the proceeds from the sale of the additional units pursuant to the exercise of the over-allotment option, the aggregate net proceeds to Nile from the public offering of the units, after deducting underwriting discounts and commissions and other estimated offering expenses, were approximately $4.6 million. Nile plans to use the net proceeds from this offering to fund its ongoing Phase II clinical trial of CD-NP in acute heart failure patients, and for general corporate purposes and working capital. The offering described above was made pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission on March 12, 2010. A final prospectus supplement relating to the offering was filed with the SEC on April 22, 2010, and is available on the SEC's website at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, units, shares of common stock or warrants. Furthermore, Nile will not sell any of the units and has been advised by Maxim Group that the underwriters and their affiliates will not sell any of the units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state or jurisdiction.

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical needs. Nile is initially focusing its efforts on developing its lead compound, CD-NP, a novel rationally designed chimeric peptide in clinical studies for the treatment of heart failure, and CU-NP, a novel rationally designed natriuretic peptide. More information on Nile can be found at http://www.nilethera.com.

Contact:
Daron Evans
Chief Financial Officer
Nile Therapeutics, Inc.
+1-650-458-2670
info@nilethera.com

Safe Harbor Paragraph for Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding the planned use of net proceeds from the public offering, and the timing, progress and anticipated results of Nile’s ongoing clinical trial of CD-NP and the anticipated benefits of CD-NP, are forward-looking statements. Nile may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on Nile’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Nile makes. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that Nile makes include Nile’s ability to complete the proposed offering, market conditions, the satisfaction of closing conditions, as well as risks and uncertainties associated with Nile’s business and finances in general, and the other risks described under the caption "Risk Factors" in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 3, 2010. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.